MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of May 2003, by and between Flexsteel Industries, Inc., and DMI Furniture, Inc.

RECITALS:

A. The parties have had, or are interested in entering into, discussions regarding a potential business relationship.

B. In the course of such discussions and/or during such relationship, each party (a “Receiving Party”) has had or will have access to Confidential Information (as hereinafter defined) belonging to the other party hereto (a “Disclosing Party”) with the understanding and agreement that such Confidential Information will be kept strictly confidential, and the parties now wish to confirm their understanding and agreement in writing.

THEREFORE, in consideration of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. As used in this Agreement, the term “Confidential Information” means all information, whether oral, written or otherwise, belonging to or concerning a Disclosing Party, its affiliates, or its clients or customers, including, without limitation, strategic, marketing and business plans, models, and initiatives, computer programs, research and development projects, financial information, identities of, and other information with respect to the Disclosing Party’s suppliers, clients and customers, trade secrets, and other nonpublic aspects of the Disclosing Party’s business, which such Disclosing Party or its representatives provided or provide at any time to a Receiving Party or any of its representatives and is identified as “Confidential” by the Disclosing Party in writing to the Receiving Party at the time of disclosure. It includes, without limitation, analyses, compilations, studies and other documents, in whatever form, which are based upon, incorporate or otherwise reflect such Confidential Information that has been so identified. The term Confidential Information does not include information that would otherwise be Confidential Information if (a) such information has become or hereafter becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its representatives, (b) such information is furnished to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party, or (c) such information is within the Receiving Party’s possession prior to its being furnished to such Receiving Party by the Disclosing Party.

2. All Confidential Information shall be held and treated by the Receiving Party and its representatives in confidence and will not, except as hereinafter expressly permitted, be disclosed or used by the Receiving Party or its representatives other than in connection with the Receiving Party’s consideration of a potential business relationship with the Disclosing Party and as necessary in the course of the parties’ business relationship. The Receiving Party shall disclose Confidential Information only to its representatives (a) who need to know the Confidential Information in connection with the relationship between the parties, (b) who are informed of the confidential nature of the information the Receiving Party discloses to them, and (c) who are under an obligation of confidentiality to the Receiving Party.

3. Both parties agree, in addition to and not in limitation of, any of the rights, remedies or damages otherwise available, at law or in equity, each shall be entitled to injunctive relief in order to prevent or restrain any breach of this Confidentiality Agreement without the necessity of posting any bond or other security. This relief is necessary due to the fact that future damages to either party are indeterminable and not subject to exact measure. Such remedies shall not be exclusive and either party may seek any other remedy available at law or in equity.

4. Each of the parties agrees that it will not hire any of the current employees of the other for a period of two (2) years from the date of this Agreement, except by express written permission of the other party.

5. The parties agree that if either of them violates this Agreement, and the other party is forced to enforce the Agreement, the nonbreaching party shall be entitled to recover all reasonable attorney’s fees and court costs necessary to enforce the term of this Agreement from the breaching party.

6. In the event either party notifies the other that it does not want to continue discussions or proceed with a business relationship, all written Confidential Information, including all copies thereof, provided by each Disclosing Party will be returned to such Disclosing Party or destroyed immediately upon written request of the Disclosing Party. If a Receiving Party is requested or required to disclose any Confidential Information, such Receiving Party will provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive its rights under this Agreement with respect to that portion of the Confidential Information which comes within the scope of the request or requirement. If, in the absence of a protective order, the Receiving Party is compelled to disclose any Confidential Information, it may disclose such information without liability under this Agreement.

7. The covenants and agreements herein shall survive the termination of discussions or any business relationship between the parties and shall remain in full force and effect with respect to any information until the same ceases to be Confidential Information as defined above. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the United States and State of Minnesota applicable to agreements made and to be performed entirely within the State of Minnesota, without regard to the principles of comity or conflicts of laws of the State of Minnesota or any other state.

8. This Agreement is not intended to supersede the provisions of the Confidentiality Agreement between the parties dated November 27, 2002, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FLEXSTEEL INDUSTRIES, INC.		DMI FURNITURE, INC.

By:	/s/ K. BRUCE LAURITSEN	By:	/s/ DONALD D. DREHER
	K. Bruce Lauritsen President & Chief Executive Officer		Donald D. Dreher President & Chief Executive Officer